Exhibit 99.2

Kenneth Dahlberg to Join Motorola Solutions’ Board of Directors

SCHAUMBURG, Ill. – July 27, 2011 – Motorola Solutions, Inc. (NYSE: MSI) today announced that Kenneth C. Dahlberg, former chairman and CEO of Science Applications International Corp. (SAIC), has been elected to its board of directors.

“We are delighted to have Ken join our board of directors,” said Greg Brown, chairman and CEO of Motorola Solutions. “His diverse background and leadership working with government customers on information systems and advanced technology uniquely complement Motorola Solutions’ focus on both government and enterprise markets. We look forward to his insights and leveraging his business expertise on our board.”

Before retiring from SAIC as CEO in late 2009 and as chairman in June 2010, Dahlberg served as executive vice president of General Dynamics Corp., where he was responsible for its Information Systems and Technology group. Prior to that, he was president and chief operating officer of Raytheon Systems.

Dahlberg is a director of Teledyne Technologies, Inc. and Parsons Corp. Additionally, he is a member of the Institute of Electrical and Electronics Engineers, the Surface Navy Association, the Association of the U.S. Army, and a lifetime member of the U.S. Navy League.

He holds a bachelor’s degree in electrical engineering from Drexel University and a master’s degree in electrical engineering from the University of Southern California.

About Motorola Solutions

Motorola Solutions is a leading provider of mission-critical communication products and services for enterprise and government customers. Through leading-edge innovation and communications technology, it is a global leader that enables its customers to be their best in the moments that matter. Motorola Solutions trades on the New York Stock Exchange under the ticker “MSI.” To learn more, visit www.motorolasolutions.com. For ongoing news, please visit our media center or subscribe to our news feed.

Media Contact:

Nicholas Sweers

Motorola Solutions

+1 847-576-2462

nicholas.sweers@motorolasolutions.com

MOTOROLA, MOTOROLA SOLUTIONS and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license. All other trademarks are the property of their respective owners. ©2011 Motorola Solutions, Inc. All rights reserved.